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                                  EXHIBIT 10.16

                            STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of February 29, 2000, is entered into by and among American National Financial, Inc., a California corporation (the "Purchaser"), Vincent L. Prandi, an individual ("Prandi"), and Daniel A. Ferrara, an individual ("Ferrara," and collectively with Prandi, the "Sellers"). This Agreement contemplates a transaction in which the Purchaser will purchase for cash all of the issued and outstanding capital stock of Pioneer Land Title Corporation, a New York corporation ("Pioneer"), and of 1 Stop Cyber Mall, Inc., a New York corporation ("1 Stop"), from the Sellers. In consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                              Terms and Conditions

        Definitions. For purposes of this Agreement, the following terms have the meanings set forth below.

        "1 Stop" has the meaning set forth in the Preamble to this Agreement.

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

        "Affiliated Groups" means any affiliated group within the meaning of
Section 1504(a) of the Code or any similar provision of state, local or foreign Law.

        "Agency Agreements" means (a) that certain Agency Agreement, dated May 6, 1992, by and between Commonwealth Land Title Insurance Company ("Commonwealth") and Pioneer Abstract Corp., the predecessor-in-interest of Pioneer; (b) that certain Non-Exclusive Title Agency Agreement, dated March 26, 1991, by and between Title Insurance Company of Minnesota, predecessor-in-interest of Old Republic Title Insurance Company ("Old Republic"), and Pioneer Abstract Corp.; and (c) that certain Issuing Agency Contract, dated May 12, 1997, by and between Chicago Title Insurance Company ("Chicago Title") and Pioneer; in each case as amended to date.

        "Agreement" means this Stock Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

        "Ancillary Agreements" means (i) the employment agreement between National Title Insurance Company of New York, Inc., a New York corporation, and Prandi; (ii) the employment agreement between Pioneer and Ferrara; and (iii) the Promissory Notes.

        "Arbiter" has the meaning set forth in Section 2.3(c).

        "Auditors Report" has the meaning set forth in Section 2.3(b).

        "Closing" has the meaning set forth in Section 3.1.

        "Closing Date" has the meaning set forth in Section 3.2.

        "Closing Date Balance Sheet" has the meaning set forth in Section
2.3(a).

        "Closing Date Net Asset Value" means the net asset value of Pioneer at the Closing Date, as set forth on the Closing Date Balance Sheet.

        "Code" means the Internal Revenue Code of 1986, as amended.


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        "Confidential Information" means any information, in whatever form or medium, concerning the operations or affairs of Pioneer.

        "Contracts" means, collectively, all contracts, agreements, commitments, leases, licenses, instruments, bids and proposals to which a Pioneer Company is a party as of the Closing Date, including, without limitation, those listed on
Schedule 4.11, all unfilled orders outstanding as of the Closing Date for the purchase of goods or services by a Pioneer Company and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by a Pioneer Company.

        "Disclosure Schedules" means, collectively, the various Schedules referred to in this Agreement.

        "Employee Benefit Plan" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

        "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

        "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

        "Environmental Laws" means any Law with respect to the preservation of the environment or the promotion of worker health and safety, including any Law relating to Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, noises, odors, air emissions, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, local or foreign Law, each as amended (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, (b) the Solid Waste Disposal Act, (c) the Hazardous Materials Transportation Act, (d) the Toxic Substances Control Act, (e) the Clean Water Act, (f) the Clean Air Act, (g) the Safe Drinking Water Act, (h) the National Environmental Policy Act of 1969, (i) the Superfund Amendments and Reauthorization Act of 1986, (j) Title III of the Superfund Amendments and Reauthorization Act, (k) the Federal Insecticide, Fungicide and Rodenticide Act and (k) the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to Hazardous Materials and similar substances.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Ferrara" has the meaning set forth in the Preamble to this Agreement.

        "Financial Statements" has the meaning set forth in Section 4.5(a).

        "GAAP" means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

        "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

        "Government Contracts" means a Contract between a Pioneer Company and any Governmental Entity, including any facilities contract for the use of government-owned facilities.

        "Government Subcontract" means any Contract that is a subcontract between a Pioneer Company and any third party relating to a contract between such third party and any Governmental Entity.

        "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under any Environmental Law or the Release of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include (a) "hazardous substances" as defined in the Comprehensive



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Environmental Response, Compensation, and Liability Act of 1980, the Superfund
Amendments and Reauthorization Act of 1986, or Title HI of the Superfund Amendments and Reauthorization Act and regulations promulgated thereunder, each as amended, (b) "hazardous waste" as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended, (c) "hazardous materials" as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended, (d) "chemical substance or mixture" as defined in the Toxic Substances Control Act and regulation promulgated thereunder, each as amended, (e) petroleum and petroleum products and byproducts and (f) asbestos.

        "Indemnified Party" has the meaning set forth in Section 11.5.

        "Indemnifying Party" has the meaning set forth in Section 11.5.

        "Initial Purchase Price" has the meaning set forth in Section 2.2.

        "Intellectual Property" means, collectively, patents, patent disclosures, trademarks, service marks, trade dress, logos, trade names and copyrights, and all registrations, applications, re-issuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

        "Interim Balance Sheet" has the meaning set forth in Section 4.5(a).

        "Interim Financial Statements" has the meaning set forth in Section 4.5(a).

        "IRS" means the Internal Revenue Service of the Department of the Treasury.

        "Knowledge" as used with respect to the Sellers means information known or which should be known by Prandi or Ferrara.

        "Law" means any constitutional provision, statute, law, rule, regulation, Permit, decree, injunction, judgment, order, ruling, determination, finding or writ of any Governmental Entity.

        "Lien" means any mortgage, pledge, security interest, charge, claim or other encumbrance, other than (a) mechanics', materialmens' and similar liens with respect to amounts not yet due and payable, (b) liens for Taxes not yet due and payable and (c) liens securing rental payments under capital lease arrangements.

        "Losses" has the meaning set forth in Section 11.2(a).

        "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Permit" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, issued by any Governmental Entity.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

        "Pioneer" has the meaning set forth in the Preamble to this Agreement.

        "Pioneer Company" means either Pioneer or 1 Stop. "Pioneer Companies" means Pioneer and 1 Stop,



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collectively.

        "Pioneer Company Shares" means, collectively, all of the issued and outstanding common stock, no par value, of Pioneer and 1 Stop.

        "Prandi" has the meaning set forth in the Preamble to this Agreement.

        "Prohibited Transactions" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

        "Promissory Notes" means the promissory notes issued by Purchaser to each of Prandi and Ferrara in accordance with Section 2.2.

        "Purchase Price" means $1,800,000 plus interest accruing thereon in accordance with the terms of the Promissory Notes.

        "Purchaser" has the meaning set forth in the Preamble to this Agreement.

        "Purchaser Indemnified Parties" has the meaning set forth in Section 11.2(a).

        "Purchaser's Accounting Firm" means KPMG Peat Marwick or any successor organization.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment.

        "Reportable Event" has the meaning set forth in Section 4043 of ERISA.

        "Schedule" means, unless the context otherwise requires, the referenced
Schedule included in the Disclosure Schedules.

        "Seller Indemnified Parties" has the meaning set forth in Section 11.3.

        "Seller's Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) that includes Sellers and Pioneer.

        "Sellers" has the meaning set forth in the Preamble to this Agreement.

        "Sellers' Accounting Firm" means Libman & Futterman, P.C., or any successor organization.

        "Sellers' Life Insurance Policy" means a currently effective, paid-up life insurance policy, in form and substance reasonably satisfactory to the Purchaser and naming Purchaser as the beneficiary, which policy shall provide for payment to the Purchaser, upon the death of Prandi or Ferrara, of an amount equal to the sum of the outstanding principal balance on the Promissory Notes held by Prandi and Ferrara on the date of such death.

        "Tax" means any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any interest, penalty or addition thereto.

        "Tax Package" has the meaning set forth in Section 6.3.

        "Tax Returns" shall mean all federal, state, local or foreign tax returns, tax reports, and declarations of estimated tax, including without limitation consolidated federal income tax returns of Seller's Group.

        "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall or excess profits,



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severance, property, productions, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

        "Year 2000 Compliant" means that systems and products accurately process date and time data (including, without limitation, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations. "Year-End Financial Statements" has the meaning set forth in Section 4.5(a).

Section 2. Basic Transaction.

        2.1 Purchase and Sale of Pioneer Company Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Purchaser will purchase from the Sellers, and the Sellers will sell, transfer, assign, convey and deliver to the Purchaser, all right, title and interest in and to the Pioneer Company Shares.

        2.2 On the terms and subject to the conditions set forth in this Agreement, at the Closing the Purchaser will pay to the Sellers the Purchase Price, as follows:

             (a) Purchaser will pay to Prandi the sum of One Hundred Eighty Thousand Dollars ($180,000) by bank wire transfer of immediately available funds to an account designated in writing by Prandi;

             (b) Purchaser will pay to Ferrara the sum of One Hundred Eighty Thousand Dollars ($180,000) by bank wire transfer of immediately available funds to an account designated in writing by Ferrara;

             (c) Purchaser will deliver to Prandi a promissory note substantially in the form attached hereto as Exhibit A in the principal amount of Seven Hundred Twenty Thousand Dollars ($720,000); and

             (d) Purchaser will deliver to Ferrara a promissory note substantially in the form attached hereto as Exhibit A in the principal amount of Seven Hundred Twenty Thousand Dollars ($720,000). The payments described in clauses (a) and (b) above are sometimes referred to collectively herein as the "Initial Purchase Price." The Purchase Price will be subject to adjustment as provided in Section 2.3.

        2.3 Adjustment of Purchase Price

             (a) No later than 45 days after the Closing Date, the Sellers will deliver to Purchaser and to Sellers' Accounting Firm a balance sheet of Pioneer as of the Closing Date (the "Closing Date Balance Sheet") prepared in accordance with GAAP (except that the Closing Date Balance Sheet shall not be subject to comparison with financial statements from previous periods) and certified by Sellers as true and complete on the date thereof, from which the "Closing Date Net Asset Value" of Pioneer will be derived in the manner set forth on the schedule attached as Exhibit B to this Agreement.

             (b) The Sellers will engage Sellers' Accounting Firm, at the Sellers' expense, to (i) audit the Closing Date Balance Sheet and the calculation of the Closing Date Net Asset Value in accordance with generally accepted auditing standards, and (ii) deliver to the Sellers, the Purchaser and Purchaser's Accounting Firm, within 60 days after the Sellers' delivery of the Closing Date Balance Sheet pursuant to Section 2.3(a), a certificate signed by the Sellers' Accounting Firm (the "Auditors Report") together with the Closing Date Balance Sheet and the Closing Date Net Asset Value to which such Auditors Report relates. The Auditors Report will report, without qualification or other limitation arising out of the scope of the audit, that the Closing Date Balance Sheet presents fairly the financial condition of Pioneer as of the Closing Date in conformity with GAAP, except that the Closing Date Balance Sheet (i) shall not be subject to comparison with financial statements from previous periods, and (ii) will not give effect to any purchase accounting adjustments arising from the transactions provided for in this Agreement.



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             (c) Within thirty (30) days after the receipt of the Auditors
Report, the Purchaser will deliver written notice to the Sellers of any objections thereto, and will attempt in good faith to reach an agreement with the Sellers as to any matters in dispute. If Purchaser does not give such notice within thirty (30) days, then Purchaser shall be deemed to have waived its right to dispute the Auditors Report. If Purchaser does give such notice within such thirty (30) days, and if the Purchaser and the Sellers, notwithstanding such good faith effort at resolution, fail to resolve all matters in dispute within ten (10) days after the Purchaser advises the Sellers of its objections, then any remaining disputed matters will be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Arbiter") selected by the Purchaser and the Sellers, which firm will not be the regular auditing firm of the Purchaser or the Seller. Promptly, but not later than forty-five (45) days after its acceptance of its appointment, the Arbiter will determine (based solely on presentations by the Sellers and the Purchaser and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the Closing Date Net Asset Value, which report will be conclusive and binding upon the parties. The fees and expenses of the Arbiter will be paid by the non-prevailing party with respect to the determination of the Arbiter as set forth in the Arbiter's report.

             (d) For purposes of complying with the terms set forth herein, each party will cooperate with and make available to the other party and its auditors and representatives all information, records, data and auditors' working papers, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Date Balance Sheet and the calculation of the Closing Date Net Asset Value and the resolution of any disputes thereunder. Without limiting the generality of the foregoing, the Sellers will cause Sellers' Accounting Firm to make available at its office to the Purchaser and Purchaser's Accounting Firm within three business days after delivery of the Auditors Report pursuant to Section 2.3(b) the workpapers therefor. After the Closing, the Purchaser's auditors will also have access to Sellers' Accounting Firm's workpapers for the Closing Date Balance Sheet as necessary for the purpose of providing regular auditing services to Pioneer.

             (e) In the event that the Closing Date Net Asset Value, as finally determined pursuant to this Section 2.3, is less than $97,500.00, then the Sellers will pay to the Purchaser the amount of such difference in cash. Any payment pursuant to this Section 2.3(e) will be made within five business days following the final determination of the Closing Date Net Asset Value in accordance with this Section 2.3 by bank wire transfer or certified check of immediately available funds to an account designated in writing by the Purchaser. Any payment pursuant to this Section 2.3 will be treated by the parties as an adjustment to the Purchase Price and the Purchase Price as so adjusted will be referred to in this Agreement as the "Purchase Price."

Section 3. Closing and Closing Date.

        3.1 Closing. Subject to the provisions of Section 10, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the law offices of Stradling Yocca Carlson & Rauth, A Professional Corporation, 660 Newport Center Drive, Newport Beach, California, and at the law offices of Fasciana and Associates, P.C., 358 Fifth Avenue, New York, New York, 10001, on February 29, 2000, or at such other place or on such other date as the Purchaser and the Sellers may mutually agree.

        3.2 Closing Date. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." The Closing will be deemed for all purposes under this Agreement to have occurred as of 12:01 A.M., California time, on the Closing Date.

        3.3 Deliveries at the Closing. At the Closing, (a) the Sellers will deliver to the Purchaser the various certificates, instruments and documents referred to in Section 10.1, (b) the Purchaser will deliver to the Sellers the various certificates, instruments and documents referred to in Section 10.2, (c) the Sellers will deliver to the Purchaser stock certificates representing all of the issued and outstanding Pioneer Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (d) the Purchaser will deliver to the Sellers the Initial Purchase Price and the Promissory Notes as specified in Section 2.2.



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Section 4. Representations and Warranties of the Seller. The Sellers represent and warrant to the Purchaser that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

        4.1 Organization. Pioneer and 1 Stop are corporations duly organized, validly existing and in good standing under the laws of the State of New York. The Pioneer Companies are duly qualified to conduct business and in good standing under the laws of each jurisdiction where such qualification is required. The Pioneer Companies have full corporate power and authority and all Permits and authorizations necessary to carry on the businesses in which they are engaged and in which they presently propose to engage and to own and use the properties owned and used by them.

        4.2 Authorization of Transaction. Each of Prandi and Ferrara has the capacity and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which either is a party and to perform their respective obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the Sellers will constitute, the valid and legally binding obligation of the Sellers party thereto, enforceable in accordance with their respective terms and conditions.

        4.3 Noncontravention; Consents.

             (a) Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Sellers, nor the consummation by the Pioneer Companies and the Sellers of the transactions contemplated hereby or thereby, will violate any Law to which Pioneer or the Sellers are subject or any provision of the charter or bylaws of Pioneer. Except as set forth on Schedule 4.3(a), neither the execution and delivery of this Agreement or any of the Ancillary Agreement by the Sellers, nor the consummation by the Pioneer Companies or the Sellers of the transactions contemplated hereby or thereby, will constitute a violation of, be in conflict with, constitute or create a default under or result in the creation or imposition of any Lien upon any property of the Pioneer Companies or the Sellers pursuant to, any agreement or commitment to which the Pioneer Companies or the Sellers are a party or by which the Pioneer Companies, the Sellers or any of their respective properties (including the Pioneer Company Shares) is bound or to which the Pioneer Companies, the Sellers or any of such properties is subject.

             (b) Except as set forth on Schedule 4.3(b), the Pioneer Companies and the Sellers have given all required notices and obtained all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to material contracts of the Pioneer Companies as are required in order to enable the Sellers to perform their obligations under this Agreement and each of the Ancillary Agreements, including all consents and approvals required to permit the Sellers to transfer the Pioneer Company Shares to the Purchaser. No Contract relating to the Pioneer Companies has been amended to increase the amount payable by either thereunder or otherwise modify the terms thereof in order to obtain any such consent, approval or authorization.

        4.4 Capitalization. Schedule 4.4 sets forth for Pioneer and for 1 Stop
(a) the number of shares of authorized capital stock of each class of their capital stock, (b) the number of issued and outstanding shares of each class of their capital stock, (c) the number of shares of their capital stock held in treasury, (d) the names of their directors and elected officers, and (e) the owners of their capital stock. The Sellers have delivered to the Purchaser correct and complete copies of the charter and bylaws of Pioneer and 1 Stop as amended to date. All of the issued and outstanding shares of capital stock of the Pioneer Companies have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.4, the Sellers hold of record and own beneficially all of the outstanding shares of the Pioneer Companies, free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended, and applicable state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims or demands. Except as set forth on Schedule 4.4, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Sellers to sell, transfer or otherwise dispose of any capital stock of the Pioneer Companies or that could require either Pioneer or 1 Stop to issue, sell or otherwise cause to become outstanding any of their own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Pioneer Companies. There are



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no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Pioneer Companies. Neither Pioneer nor 1 Stop is in default under or in violation of any provision of its charter or bylaws. Except as set forth on Schedule 4.4, neither Pioneer nor 1 Stop controls directly or indirectly, or has any direct or indirect equity participation in, any Person.

        4.5 Financial Statements.

             (a) Set forth as Schedule 4.5 are correct and complete copies of the unaudited balance sheets of Pioneer as of December 31, 1997, 1998 and 1999 and the related statements of income and cash flow for the years then ended (the "Financial Statements"). The Financial Statements were prepared consistent with past accounting practices (except, with respect to the December 31, 1999 Financial Statements, as disclosed in the notes thereto) and present fairly the financial condition and the results of operations of Pioneer as of the dates and for the periods indicated therein.

             (b) 1 Stop has no material assets, liabilities, operations or financial results.

        4.6 Undisclosed Liabilities. Pioneer has no liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due), which exceed, individually or in the aggregate, Ten Thousand Dollars ($10,000), except for liabilities and obligations (i) reflected or reserved for on the Interim Balance Sheet, (ii) that have arisen since the date of the Interim Balance Sheet in the ordinary course of the operation of Pioneer (none of which results from, arises out of, relates to, is the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) or (iii) as set forth on Schedule 4.6.

        4.7 Title Insurance Claims. Notwithstanding any liability or obligation excepted pursuant to subclauses (i) through (iii) in Section 4.6 above:

             (a) each title insurance policy originated by Pioneer was originated in compliance with the underwriting criteria for such policy imposed pursuant to the Agency Agreement under which such policy was issued (except where Pioneer has placed policies in excess of the policy limits set forth in the relevant Agency Agreement on certain occasions and either received a written waiver from the relevant underwriter, disclosed to such underwriter the such non-compliance at the time the policy was accepted or the relevant underwriter accepted such title insurance policy premium notwithstanding such noncompliance); and

             (b) Pioneer has no liability (including, without limitation, liability for the non-complying title insurance policies discussed in the exception contained in clause (a) above) with respect to any title insurance policy originated by Pioneer pursuant to the Agency Agreements through the Closing Date.

        4.8 Events Subsequent to Most Recent Fiscal Year End; Health of Sellers. Since December 31, 1999, there has not been any material adverse change in the business, financial condition, operations, results of operations or future prospects of Pioneer. Included in Schedule 4.8 hereto are letters from the personal physicians of each of Prandi and Ferrara, attesting to certain aspects of the current physical condition of each of them. Since the date of the respective letters, there has not been any change in the health of Prandi or Ferrara with respect to the subject matter of the applicable letter.

        4.9 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet are bona fide receivables, accounted for on a basis consistent with that used in the preparation of the Financial Statements, representing amounts due with respect to actual transactions in the ordinary course of the operation of Pioneer.



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        4.10 Tax Matters. Except as set forth in Schedule 4.10:

             (a) all Tax Returns that are required to be filed by or with respect to the Sellers' Group and the Pioneer Companies have been duly filed, or, where not so filed, are subject to an extended due date pursuant to an extension that has been obtained therefor,

             (b) all such Tax Returns are true, complete and correct,

             (c) all Taxes due and payable by the Sellers' Group and the Pioneer Companies have been paid in full,

             (d) none of the Tax Returns referred to in Schedule 4.10 has been examined by the IRS or the appropriate state, local or foreign taxing authority,

             (e) all deficiencies asserted or assessments made as a result of such examinations have been paid in full,

             (f) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) are currently pending,

             (g) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Sellers' Group or the Pioneer Companies,

             (h) to the Seller's Knowledge, there is no claim or assessment threatened against Sellers or the Pioneer Companies,

             (i) the Pioneer Companies have withheld and timely paid to the appropriate taxing authority the required amounts in compliance with all tax withholding provisions of applicable Law (including, without limitation, income, social security and employment tax withholding),

             (j) the Pioneer Companies have not made any payments, and are not a party to any agreement that could obligate either to make any payments, that would not be deductible, in whole or in part, under Section 280G or 162(m) of the Code,

             (k) the Sellers are not foreign persons subject to withholding under Section 1445 of the Code, and

             (l) Neither Pioneer nor 1 Stop are part of an Affiliated Group other than one in which the Sellers are the common parent.

        4.11 Contracts.

             (a) Except for the Contracts listed on Schedule 4.11, the Pioneer Companies are not party to or otherwise bound by any written or oral (i) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money, (ii) guarantee of any obligation, (iii) letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which either Pioneer Company is the beneficiary but excluding endorsements of instruments for collection in the ordinary course of the operation of the relevant Pioneer Company), (iv) currency or interest rate swap, collar or hedge agreement, (v) agreement for the sale or lease by either Pioneer Company to any Person of any material amount of its assets other than the retirement or other disposition of assets no longer useful to the relevant Pioneer Company in the ordinary course of its operation, (vi) agreement requiring the payment by either Pioneer Company of more than $50,000 in any 12-month period for the purchase or lease of any machinery, equipment or other capital assets, (vii) agreement providing for the lease or sublease by either Pioneer Company (as lessor, sublessor, lessee or sublessee) of any real estate,
(viii) collective bargaining agreement, employment, severance or consulting agreement or agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale of either Pioneer Company, (ix) joint venture agreement, (x) teaming agreement, (xi) Government Contract or Government Subcontract, and except as indicated, neither Pioneer Company is a party to any Government Contract or Government Subcontract pursuant to Section 8(a) of the Small Business Administration Act, (xii) agreement requiring the payment to either Pioneer Company by any other Person of more than $50,000 in any 12-month period for the purchase of goods or services,
(xiii) agreement requiring the payment by either Pioneer Company to any Person of more than $50,000 in any 12-month period for the purchase of goods or services; (xiv) license or sublicense agreement with respect to any item of Intellectual Property (whether as licensor, licensee, sublicensor or sublicensee) or (xv) agreement imposing non-competition or exclusive dealing obligations on either Pioneer Company.

             (b) The Sellers have made available to the Purchaser correct and complete copies of each written agreement listed on Schedule 4.11, as amended to date. Each Contract is a valid, binding and enforceable obligation of the relevant Pioneer Company and the other party or parties thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject as to enforceability to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing) and is in full force and effect. Except as set forth on Schedule 4.11, (i) neither the Pioneer Companies nor, to the Sellers' Knowledge, any other party thereto, is in material breach of any term of any Contract or has repudiated any term of any Contract, (ii) no event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would become a material default under any Contract by either Pioneer Company, or, to the Sellers' Knowledge, any other party thereto and (iii) neither Pioneer Company has waived or released any of its material rights under any Contract.

        4.12 Real Property.

             (a) Schedule 4.12 lists all lease and sublease agreements relating to real property leased or subleased by Pioneer. Except as set forth on Schedule 4.12, with respect to each such lease and sublease:

                    (i) such lease or sublease constitutes the entire agreement to which Pioneer is a party with respect to the real property leased thereunder;

                    (ii) Pioneer has not assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                    (iii) all facilities leased or subleased thereunder have received all material approvals of Governmental Entities (including all Permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all applicable Laws; and

                    (iv) there is no action, suit or proceeding pending against Pioneer or, to the Sellers' Knowledge, any action, suit or proceeding pending or threatened against Pioneer or any third party that would materially interfere with the quite enjoyment of such leased real property after the Closing Date.

             (b) All of the real property and facilities are to the Knowledge of the Sellers leased by Pioneer, and all components of all improvements included within such owned or leased real property, in working order and repair and do not require material repair or replacement in order to serve their intended purposes in all material respects, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the ordinary course of the operation of such leased real property.

             (c) Other than options, rights of first refusal or other similar arrangements in favor of Pioneer under the leases and subleases relating to the real property leased by Pioneer, Pioneer has not entered into any contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of any parcel of real property leased by Pioneer.

             (d) There are no pending or, to the Sellers' Knowledge, threatened or contemplated condemnation or eminent domain proceedings that affect the real property leased by Pioneer, and Pioneer has not received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

             (e) Since Pioneer's leasing of the real property leased by Pioneer, none of such property or any part thereof has suffered any material damage by fire or other casualty that has not been completely restored.

             (f) Pioneer has not received any written notice from any insurance company that has issued a policy to Pioneer with respect to any of its leased real property requiring the performance of any structural or other repairs or alterations to such property.

             (g) 1 Stop has no real property interests.

        4.13 Title and Related Matters. Except as set forth on Schedule 4.13, the Pioneer Companies now have, and on the Closing Date will have, good and marketable title to all the properties and assets purported to be owned by them, free and clear of all Liens. The properties and assets owned and leased by Pioneer and 1 Stop include sufficient tangible personal property to conduct the business and operations of Pioneer and 1 Stop, respectively, as presently conducted.

        4.14 Intellectual Property.

             (a) The Pioneer Companies own or have the right to use pursuant to valid license, sublicense, agreement or permission all Intellectual Property necessary or desirable for their respective operations as presently conducted.

             (b) Neither Pioneer Company has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties. Neither Pioneer Company has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). To the Sellers' Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Pioneer Companies.

             (c) Schedule 4.14 identifies each patent and each registered trademark, service mark and copyright owned by the Pioneer Companies and identifies each pending patent application or application for registration that has been filed by the Pioneer Companies. The Sellers have made available to the Purchaser correct and complete copies of all such patents, registrations and applications, each as amended to date, and correct and complete copies of all other written documentation evidencing ownership and prosecution of each such item. With respect to each such item of intellectual property required to be identified in Schedule 4.14:

                    (i) the relevant Pioneer Company possesses all right, title and interest in and to such item, free and clear of any Lien, license or other restriction;

                    (ii) such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                    (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Sellers' Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such item; and

                    (iv) the relevant Pioneer Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

             (d) Schedule 4.14 identifies each license, sublicense, agreement or permission pursuant to which the Pioneer Companies use any item of Intellectual Property. With respect to each such license, sublicense, agreement or permission:

                    (i) to the Sellers' Knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                    (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Sellers' Knowledge, threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property;

                    (iii) the transactions contemplated by this Agreement and the Ancillary Agreements shall not constitute a breach or default under, give rise to a right of termination under or otherwise adversely affect the ability of Purchaser to use the Intellectual Property in conducting the business of the relevant Pioneer Company after the Closing Date; and

                    (iv) the relevant Pioneer Company has not granted any sublicense or similar right with respect to such license, sublicense, agreement or permission.

        4.15 Litigation. Schedule 4.15 sets forth each instance in which either Pioneer Company is (a) subject to any unsatisfied judgment order, decree, stipulation, injunction or charge or (b) a party to or, to the Sellers' Knowledge, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction. There are no judicial or administrative actions, proceedings or investigations pending or, to the Sellers' Knowledge, threatened that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the Pioneer Companies or the Sellers in connection with this Agreement or any of the Ancillary Agreements or that, if adversely determined, would have a material adverse effect upon the Pioneer Companies' or the Sellers' ability to enter into or perform their respective obligations under this Agreement or any of the Ancillary Agreements to which any of them is a party.

        4.16 Employee Benefits.

             (a) Schedule 4.16 lists each Employee Benefit Plan that Pioneer or the Sellers maintain with respect to the current or former employees of Pioneer or to which Pioneer or the Sellers contribute with respect to any of the current or former employees of Pioneer. With respect to each such Employee Benefit Plan:

                    (i) such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable Laws;

                    (ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Employee Benefit Plan and the requirements of Part 6 of Subtitle B of Title I of ERISA and
Section 4980B of the Code have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

                    (iii) all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Pioneer and the Sellers. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

                    (iv) each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Section 401(a) of the Code and has received, within the last two years, a favorable determination letter from the IRS; and

                    (v) the Sellers have made available to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding agreements which implement such Employee Benefit Plan.

             (b) With respect to each Employee Benefit Plan that Pioneer maintains or ever has maintained, or to which it contributes, ever has contributed or ever has been required to contribute, there have been no Prohibited Transactions with respect to such Employee Benefit Plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Sellers' Knowledge, threatened.

             (c) Except as set forth on Schedule 4.16, Pioneer does not contribute to, has never contributed to or has ever been required to contribute to any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan. None of the transactions contemplated by this Agreement or any Ancillary Agreement will trigger any withdrawal or termination liability under any Multiemployer Plan set forth on Schedule 4.16.

             (d) Except for the Sellers, 1 Stop has no employees, and 1 Stop has no Employee Benefit Plans.

        4.17 Environmental Matters. Except as set forth on Schedule 4.17, (a) Pioneer has complied in all material respects with all Environmental Laws in connection with the use, maintenance and operation of all real property leased by it and otherwise in connection with its operations, (b) the Pioneer Companies have no liability, whether contingent or otherwise, under any Environmental Law with respect to their operations or properties, (c) no notices of any violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law relating to the operations or properties of the Pioneer Companies have been received by them during the past five years,
(d) there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or investigations pending or, to the Sellers' Knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting the Pioneer Companies, and (e) no underground tank or other underground storage receptacle for Hazardous Materials is located on any of the real property leased by Pioneer.

        4.18 Legal Compliance. Except as set forth on Schedule 4.18, the Pioneer Companies have complied in all material respects with all applicable Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against or, to the Sellers' Knowledge, has been threatened against the Pioneer Companies alleging any failure to so comply.

        4.19 Insurance. Schedule 4.19 contains a correct and complete list of
(a) all policies of insurance owned by the Sellers or any of their Affiliates under which Pioneer or any of its properties or assets is insured; and (b) the Sellers' Life Insurance Policy. All such policies are (or, in the case of the Sellers' Life Insurance Policy, will be as of the Closing Date) in full force and effect, are sufficient for compliance by Pioneer or Sellers with all applicable requirements of Law and all agreements to which Pioneer or Sellers are a party or subject.

        4.20 Bank Accounts and Powers. Schedule 4.20 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Pioneer Companies have an account or safe deposit box relating to either of them and the names and identification of all Persons authorized to draw thereon or to have access thereto. Schedule 4.20 lists the names of each Person holding powers of attorney or agency authority from either Pioneer Company and a summary of the terms thereof.

        4.21 Brokers' Fees. Neither the Pioneer Companies nor the Sellers have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated or for which the Pioneer Companies, after the Closing Date, will have any continuing obligation.

        4.22 Year 2000 Compliance. Except as set forth on Schedule 4.22, all software, hardware, databases, and devices that run under the control of a microprocessor used by the Pioneer Companies, and each of the hardware products of the Pioneer Companies are Year 2000 Compliant, except for failures to be Year 2000 Compliant that would not have a material adverse effect on the business or financial condition of either Pioneer Company.

        4.23 Full Disclosure. No representation or warranty of the Sellers contained in this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact that the Sellers have not disclosed to the Purchaser in writing that the Sellers presently believe has or will have a material adverse effect on either Pioneer Company or a material adverse effect on the ability of the Pioneer Companies or the Sellers to perform this Agreement and the Ancillary Agreements to which any of them are a party.

Section 5. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers that the statements contained in this
Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 5).

        5.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        5.2 Authorization of Transaction. The Purchaser has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the Purchaser will constitute, the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions. Attached as Exhibit C is a duly executed resolution of the Board of Directors of the Purchaser authorizing the execution and delivery of this Agreement and approving the Purchaser's performance of the transactions contemplated hereby.

        5.3 Noncontravention Consents

             (a) Neither the execution and the delivery of this Agreement or any of the Ancillary Agreements by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will violate any Law to which the Purchaser is subject or any provision of the charter or bylaws of the Purchaser. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will constitute a violation of, be in conflict with or constitute or create a default under, any agreement or commitment to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or to which the Purchaser or any of such properties is subject.

             (b) The Purchaser has given all required notice and obtained all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are required in order to enable the Purchaser to perform its obligations under this Agreement and each of the Ancillary Agreements.

        5.4 Litigation. There are no judicial or administrative actions, proceedings (including bankruptcy proceedings) or investigations pending or, to the Purchaser's Knowledge, threatened that question the validity of this Agreement or any of the Ancillary Agreements or any action taken or to be taken by the Purchaser in connection with this Agreement or any of the Ancillary Agreements or that, if adversely determined, would have an adverse effect upon the Purchaser's ability to enter into or perform its obligations under this Agreement or any of the Ancillary Agreements.

        5.5 Brokers' Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Pioneer or the Sellers could become liable or obligated.

Section 6. Tax Matters.

        6.1 Liability for Taxes and Related Matters.

             (a) Sellers shall be liable for and indemnify the Purchaser for all Taxes (including, without limitation, any obligation to contribute to the payment of a tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included either Pioneer Company and Taxes resulting from either Pioneer Company ceasing to be a member of the Sellers' Group): (i) imposed on Sellers' Group (other than the Pioneer Companies) for any taxable year and (ii) imposed on the Pioneer Companies or for which the Pioneer Companies may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. Sellers shall also indemnify, defend and hold harmless the Purchaser from all costs and expenses incurred by the Purchaser (including reasonable attorneys' fees and expenses) in connection with any liability to, or claim by, any taxing authority, for Taxes for which Sellers are required to indemnify the Purchaser under this Section 6. Except as set forth in Section 6.1(e), Sellers shall be entitled to any refund of Taxes of the Pioneer Companies received for such periods. Indemnification made pursuant to this Section 6.1(a) shall be made in accordance with Section 11 below.

             (b) The Purchaser shall be liable for and indemnify Sellers for the Taxes of the Pioneer Companies for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. The Purchaser shall also indemnify, defend and hold harmless Sellers from all costs and expenses incurred by Sellers (including reasonable attorneys' fees and expenses) in connection with any liability to, or claim by, any taxing authority, for Taxes for which the Purchaser is required to indemnify Sellers under this Section 6. The Purchaser shall be entitled to any refund of Taxes of the Pioneer Companies received for such periods.

             (c) For purposes of paragraphs (a) and (b) above, whenever it is necessary to determine the liability for Taxes of the Pioneer Companies for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Pioneer Companies for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Pioneer Companies had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

             (d) If Sellers become entitled to a refund or credit of Taxes for any period for which it is liable under Section 6.1(a) to indemnify the Purchaser and such Taxes are attributable solely to the carryback of losses, credits or similar items attributable to the Pioneer Companies and from a taxable year or period that begins after the Closing Date, Sellers shall promptly pay to the Purchaser the amount of such refund or credit together with any interest thereon. In the event that any refund or credit of Taxes for which a payment has been made is subsequently reduced or disallowed, the Purchaser shall indemnify and hold harmless Sellers for any tax liability, including interest and penalties, assessed against Sellers by reason of the reduction or disallowance.

             (e) Sellers shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Pioneer Companies for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and the Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Pioneer Companies for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. Sellers shall pay the Purchaser the Taxes for which Sellers are liable pursuant to Section 6.1(a) but which are payable with Tax Returns to be filed by the Purchaser pursuant to the previous sentence within ten days prior to the due date for the filing of such Tax Returns.

             (f) The Purchaser shall promptly notify Sellers in writing upon receipt by the Purchaser, any of its Affiliates or the Pioneer Companies of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the tax liabilities of the Pioneer Companies for which Sellers would be required to indemnify the Purchaser pursuant to Section 6.1(a), provided, that failure to comply with this provision shall not affect the Purchaser's right to indemnification hereunder except and to the extent such delay is prejudicial to Sellers. Seller shall have the sole right to represent the Pioneer Companies' interests in any tax audit or administrative proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Purchaser or the Pioneer Companies for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the Purchaser. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Sellers have indemnified the Purchaser against the effects of any such settlement. Sellers shall be entitled to participate at their expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be the subject of indemnification by Sellers pursuant to Section 6.1(a) and, with the written consent of the Purchaser, and at their sole expense, may assume the entire defense of such tax claim. Neither the Purchaser nor the Pioneer Companies may agree to settle any tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by Sellers under Section 6.1(a) without the prior written consent of Sellers, which consent shall not be unreasonably withheld.

        6.2 Transfer Taxes. All transfer taxes which may be imposed or assessed as a result of the Purchaser's acquisition of the Pioneer Company Shares shall be borne equally by Sellers and Buyer.

        6.3 Information to be Provided by the Purchaser. With respect to the taxable period in 1999 prior to the Closing Date, the Purchaser shall promptly cause the relevant Pioneer Company to prepare and provide to Sellers a package of tax information materials (a "Tax Package"), which shall be completed in accordance with past practice of such Pioneer Company including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income. The Purchaser shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to Seller within 120 days after the Closing Date.

        6.4 Assistance and Cooperation. After the Closing Date, each of Sellers and the Purchaser shall:

             (a) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 6;

             (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Pioneer Companies;

             (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Pioneer Companies;

             (d) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of either Pioneer Company for taxable period for which the other may have a liability under this Section 6; provided, that failure to comply with this provision shall not affect a party's rights to indemnification hereunder except and to the extent such delay is prejudicial to the other party; and

             (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

        6.5 Survival of Obligations. Subject to Section 11.1, the obligations of the parties set forth in this Section 6 shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 7. Pre-Closing Covenants. The parties agree as follows with respect to the period between the date of this Agreement and the Closing Date.

        7.1 General. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 10).

        7.2 Notices and Consents. The Sellers prior to the Closing Date will give all notices to third parties and will use their reasonable best efforts at their expense to obtain all third party consents that are required in connection with the transactions contemplated by this Agreement, and will make all further filings pursuant thereto that may be necessary, proper or advisable.

        7.3 Conduct Business in Regular Course. The Sellers will cause the Pioneer Companies to maintain the leased properties used or held for use in their businesses in good operating condition and repair and make all necessary renewals, additions and replacements thereto, will cause the Pioneer Companies to carry on their operations substantially in the same manner as heretofore conducted and will not cause or permit the Pioneer Companies to make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

        7.4 No General Increases. Except in the ordinary course of business consistent with past practice, (a) the Sellers will not cause or permit the Pioneer Companies to grant any general or uniform increase in the rates of pay of employees of the Pioneer Companies, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment, and (b) the Sellers will not cause or permit the Pioneer Companies to increase the compensation payable or to become payable to officers, salaried employees with a base salary in excess of $50,000 per year or agents of Pioneer, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents, except for any increase required under the terms of any collective bargaining agreement or consulting or employment agreement in effect on the date of this Agreement.

        7.5 Contracts and Commitments. The Sellers will not cause or permit the Pioneer Companies to tender any bid, enter into any contract or commitment or engage in any transaction, including any contract, commitment or engagement with the Sellers or any division, unit or Affiliate of the Sellers, or effect any change to any program, not in the usual and ordinary course of business and consistent with the past operation of the relevant Pioneer Company.

        7.6 Dividends and Distributions. The Sellers will not cause or permit the Pioneer Companies to declare or pay any dividend or distribution with respect to its capital stock or to repurchase, redeem or otherwise acquire for value any shares of its capital stock (it being understood and acknowledged by the parties that payment by Pioneer of (i) Prandi's and Ferrara's quarterly federal and New York estimated income tax liabilities; and (ii) a monthly dividend to each of Prandi and Ferrara of $1,000 per month are excepted to the extent such payments are consistent with past practices).

        7.7 Sale of Capital Assets. The Sellers will not cause or permit the Pioneer Companies to sell or otherwise dispose of any of its capital assets.

        7.8 Preservation of Organization. The Sellers will cause the Pioneer Companies to use their best efforts to preserve their business organizations intact, to keep available to Pioneer after the Closing Date the present officers and employees of Pioneer and, subject to Section 7.9 below, to preserve the present relationships of the Pioneer Companies with their suppliers and customers and others having business relations with the Pioneer Companies.

        7.9 Agency Agreements. [intentionally omitted]

        7.10 No Default. The Sellers will not cause or permit the Pioneer Companies to commit or omit to take any act which will cause a termination of or breach or default under any contract, commitment or obligation to which a Pioneer Company is a party or by which its assets are bound, including the Contracts.

        7.11 Compliance with Laws. The Sellers will cause the Pioneer Companies to comply in its operations in all material respects with all applicable Laws or as may be required for the valid and effective transfer to the Purchaser of the Pioneer Company Shares.

        7.12 Full Access. The Sellers will permit representatives of the Purchaser to have full access at all reasonable times to all premises, properties, books, records, contracts and documents of or pertaining to the Pioneer Companies.

        7.13 Notice of Developments. The Sellers will give prompt written notice to the Purchaser of any material development affecting the Pioneer Companies. Each party will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

        7.14 Exclusivity. The Sellers and their respective Affiliates will not, and will not cause or permit either Pioneer Company to, solicit, initiate or encourage the submission of any proposal or offer from any Person, or negotiate any unsolicited offer or proposal, relating to any (a) liquidation, dissolution or recapitalization, (b) merger or consolidation, (c) acquisition or purchase of securities or assets or (d) similar transaction or business combination involving either Pioneer Company. The Sellers will notify the Purchaser promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

        7.15 Debt Obligations. Prior to the Closing Date, the Sellers shall cause the Pioneer Companies to repay in full all Indebtedness of the Pioneer Companies and otherwise satisfy all debt obligations of the Pioneer Companies, including obtaining acknowledgement of the release of all Liens against the business or assets of the Pioneer Companies and causing the filing of termination statements with respect to any outstanding UCC-1 financing statements naming either Pioneer Company as a debtor.

        7.16 Tax Matters. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, relating to or affecting the Pioneer Companies will be made by the Pioneer Companies or the Sellers after the date of this Agreement without the prior written consent of the Purchaser. On or prior to the Closing Date, the Sellers will provide the Purchaser, at the Purchaser's request, with all clearance certificates or similar documents that may be required by any state, local or other taxing authority in order to relieve the Purchaser of any obligation to withhold or escrow any portion of the Purchase Price. On or prior to the Closing Date, the Sellers will furnish to the Purchaser an affidavit stating, under penalty of perjury, the Pioneer Companies' and each of the Sellers' United States tax identification numbers and that neither Seller is a foreign person, pursuant to Section 1445(b)(2) of the Code.

Section 8. Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing Date.

        8.1 General. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 11).

        8.2 Litigation Support. In the event and for so long as any party is actively contesting or defending against any charge, complaint, action, audit, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving either Pioneer Company, the other party will provide its reasonable cooperation to the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under
Section 11).

        8.3 Confidential Information. For a period of five years after the Closing Date, the Sellers will treat and hold as such, and will not use for the benefit of themselves or others, any Confidential Information. In the event the Sellers or any of their respective Affiliates are requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then the relevant Seller will notify the Purchaser promptly in writing of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with this
Section 8.3. If, in the absence of a protective order or receipt of a waiver hereunder, the Sellers are, on the advice of outside counsel, compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, then the Sellers may disclose such Confidential Information to such Governmental Entity, provided, that the Sellers will use its reasonable best efforts to obtain at the request of the Purchaser an order or other assurance that confidential treatment will be accorded to such Confidential Information.

        8.4 Post-Closing Receipts. In the event that either party after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.

        8.5 Sellers' Life Insurance Policy. The Sellers shall maintain the Sellers' Life Insurance Policy in effect through the earlier to occur of (a) the Maturity Date of the Notes (as that term is defined therein) or so long as any amounts are outstanding thereunder, and (b) the occurrence of a material breach thereunder and the expiration of any applicable cure period. The Sellers shall not permit such policy to be modified in any material respect (except that the death benefit payable to Purchaser thereunder may be reduced to match reductions in the outstanding principal balance on the Notes) without the prior written consent of the Purchaser, and shall otherwise act in accordance with the Certification of Life Insurance Policies, dated February 29, 2000, delivered by the Sellers to the Purchaser at the Closing, the provisions of which are incorporated herein by reference.

Section 9 Employee Benefits Responsibilities.

        9.1 From and after the Closing Date, the Purchaser will assume liability for and cause Pioneer to provide for all employees of Pioneer welfare benefits substantially equivalent in the aggregate to like benefits which were provided by Pioneer immediately prior to the Closing Date pursuant to the Employee Benefit Plans as described in Schedule 4.16 of the Disclosure Schedules and the summary plan descriptions noted therein; provided, that the liabilities so assumed are limited to liabilities reflected on the Closing Date Balance Sheet or on the Schedules hereto. As of the Closing Date, the Sellers' responsibility to continue to maintain the Employee Benefit Plans for Pioneer employees will terminate.

        9.2 Pioneer employees will participate in Pioneer's employee benefit plans after the Closing Date without any waiting periods, without any evidence of insurability and without the application of any pre-existing physical or mental condition restrictions except to the extent previously applicable under the Employee Benefit Plans, but counting claims incurred prior to the Closing Date for purposes of applying deductible, out-of-pocket maximums and other such matters.

        9.3 The Purchaser will also assume all liability and responsibility for the payment of any otherwise eligible claims incurred under the Employee Benefit Plans prior to the Closing Date but which have not been paid prior to the Closing Date.

        9.4 Notwithstanding the foregoing provisions of this Section 9, nothing in this Agreement will limit or restrict in any way the Purchaser's right to modify, amend, terminate or establish employee benefit plans or arrangements in whole or in part at any time after the Closing Date and this Agreement will not, in any way or at any time, create any third party beneficiary rights for or on behalf of any Person.

Section 10 Closing Conditions.

        10.1 Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             (a) the representations and warranties of the Sellers set forth in
Section 4 will be true and correct in all material respects at and as of the Closing Date;

             (b) the Sellers will have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

             (c) there will not be any action, suit or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, (ii) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation, (iii) affect materially and adversely the right of the Purchaser following the Closing Date to own the Pioneer Company Shares or to control the Pioneer Companies, or (iv) affect materially and adversely, the right of the Pioneer Companies to own their assets or to operate their businesses as presently operated (and no such injunction, judgment, order, decree, ruling or charge will be in effect);

             (d) the Sellers will have obtained all consents, releases, waivers and other documentation required in order for the Sellers to transfer and deliver the Pioneer Company Shares to the Purchaser and fulfill their other obligations hereunder;

             (e) the Sellers will have delivered to the Purchaser a certificate to the effect that each of the conditions specified above are satisfied in all respects;

             (f) the Sellers will have delivered to the Purchaser an executed counterpart of each of the Ancillary Agreements to which they are a signatory;

             (g) the Purchaser will have received the resignations, effective as of the Closing, of each of the directors and officers of the Pioneer Companies, other than those whom the Purchaser has specified in writing at least five business days prior to the Closing;

             (h) the Purchaser shall have received consents substantially in the form attached hereto as Exhibit D executed by each of the spouses of the Sellers;

             (i) the Purchaser shall have received an opinion of counsel to the Sellers in form and substance reasonably acceptable to the Purchaser;

             (j) the Sellers shall have delivered to the Purchaser the Sellers' Life Insurance Policy; and

             (k) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Purchaser.

The Purchaser may waive any condition specified in this Section 10.1 if it executes a writing so stating at or prior to the

Closing.

        10.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

             (a) the representations and warranties of the Purchaser set forth in Section 5 will be true and correct in all material respects at and as of the Closing Date;

             (b) the Purchaser will have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

             (c) there will not be any action, suit or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation;

             (d) the Purchaser will have delivered to the Sellers a certificate to the effect that each of the conditions specified above is satisfied in all respects;

             (e) the Purchaser will have delivered to the Sellers an executed counterpart of each of the Ancillary Agreements; and

             (f) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 10.2 if it executes a writing so stating at or prior to the Closing.

Section 11. Remedies for Breaches of this Agreement.

        11.1 Survival of Representations and Warranties. All of the representations and warranties of the Sellers contained in Section 4 of this Agreement or in any certificate delivered by the Sellers pursuant to this Agreement will survive the Closing and continue in full force and effect until the third anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Authorization of Transaction) and 4.4 (Capitalization) shall continue in full force and effect forever; and (b) the representations and warranties contained in Sections 4.10 (Tax Matters) or 4.16 (Employee Benefits), or contained in any certificate delivered by the Sellers relating thereto, shall remain in full force and effect until 30 days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time.

        11.2 Indemnification Provisions for Benefit of the Purchaser. Notwithstanding any investigation at any time made by or on behalf of the Purchaser or any knowledge or information the Purchaser may have or be deemed to have, in the event the Sellers breach (or in the event a third party alleges facts that, if true, would mean the Sellers have breached) any of their representations, warranties or covenants contained in this Agreement or any certificate delivered by the Sellers pursuant to this Agreement, and provided that the Purchaser makes a written claim for indemnification against the Sellers prior to the expiration of any applicable survival period, then the Sellers will indemnify the Purchaser from and against the entirety of any losses, expenses (including reasonable attorneys', accountants' an experts' fees and expenses), damages and other liabilities, including Tax-related liabilities pursuant to
Section 6 hereof (collectively, "Losses") suffered or incurred by the Purchaser or any of its Affiliates (including the Pioneer Companies), or any of their respective stockholders, directors, officers, employees and agents (collectively, the "Purchaser Indemnified Parties"), resulting from, arising out of, relating to, in the nature of or caused by such breach (including any Losses suffered or incurred by any Purchaser Indemnified Party with respect to such breach after the expiration of any applicable survival period. The liability of the Sellers hereunder shall not be joint and several, but rather will be borne fifty percent (50%) by Prandi and fifty percent (50%) by Ferrara, with neither having any liability for the failure of the other to indemnify Purchaser. Notwithstanding anything contained in this Agreement to the contrary, (i) neither Prandi nor Ferrara shall have any liability to the Purchaser Indemnified Parties hereunder until the Losses against which indemnification is sought aggregate in excess of Ten Thousand Dollars ($10,000), and then Prandi and Ferrara shall have no liability for such first Ten Thousand ($10,000) in Losses; and (ii) the entire, aggregate liability of either Prandi or Ferrara to all Purchaser Indemnified Parties hereunder, whether personal or otherwise and whether or not related to title insurance policies, shall in no event exceed Two Hundred Fifty Thousand Dollars ($250,000) for each of Prandi and Ferrara (for the avoidance of doubt, the corresponding collective aggregate liability of Sellers hereunder shall be Five Hundred Thousand Dollars ($500,000)).

        11.3 Indemnification Provisions for Benefit of the Sellers. Notwithstanding any investigation at any time made by or on behalf of the Sellers or any knowledge or information the Sellers may have or be deemed to have, in the event the Purchaser breaches (or in the event any third party alleges facts that, if true, would mean the Purchaser has breached) any of its representations, warranties or covenants contained in this Agreement, any certificate delivered by the Purchaser pursuant to this Agreement or any Ancillary Agreement and provided that the Sellers make a written claim for indemnification against the Purchaser, then the Purchaser will indemnify the Sellers from and against the entirety of any Losses the Sellers or any of its Affiliates (excluding the Pioneer Companies), or any of their respective stockholders, directors, officers, employees or agents (collectively, the "Seller Indemnified Parties"), may suffer or incur resulting from, arising out of, relating to, in the nature of or caused by such breach. Notwithstanding anything contained in this Agreement to the contrary, (i) the Purchaser shall have no liability to the Seller Indemnified Parties hereunder until the Losses against which indemnification is sought aggregate in excess of Ten Thousand Dollars ($10,000), and then the Purchaser shall have no liability for such first Ten Thousand ($10,000) in Losses; and (ii) the entire, aggregate liability of the Purchaser to all Seller Indemnified Parties hereunder shall in no event exceed Five Hundred Thousand Dollars ($500,000).

        11.4 Exception to Limits on Indemnification. The maximum limits on the liability of Sellers to Purchaser set forth in Section 11.2 above shall not apply in the event of a breach by Sellers of their obligation to deliver all of the issued and outstanding Pioneer Company Shares pursuant to Section 3.3(c) or their obligation to maintain the Sellers' Life Insurance Policy in effect pursuant to Section 8.5; provided, however, that the exception to the limitation of the Sellers' indemnification obligation provided by this Section 11.4 shall apply to the Sellers' Life Insurance Policy only in the event and to the extent payment is required to be made to the Purchaser thereunder and is not made. The maximum limits on the liability of Purchaser to Sellers set forth in Section
11.3 above shall not apply in the event of a breach by Purchaser of its obligation to pay the Purchase Price pursuant to Section 2 hereof or the compensation due to Prandi and Ferrara pursuant to the Ancillary Agreements.

        11.5 Indemnification Procedures. Except for claims for indemnification made pursuant to Section 6 hereof, which claims shall follow the procedures set forth in such Section, if any third party notifies any party hereto (the "Indemnified Party") with respect to any matter that may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Section 11, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within 30 days after receiving any written notice from a third party; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. In the event the Indemnifying Party notifies the Indemnified Party within 30 days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party concludes in good faith that the counsel the Indemnifying Party has selected has a conflict of interest), (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably) and (d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

Section 12. Termination.

        12.1 Termination of Agreement. The parties may terminate this Agreement as provided below:

             (a) the Purchaser and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

             (b) either the Sellers or the Purchaser may terminate this Agreement by giving written notice to the other at any time prior to the Closing if the Closing has not occurred on or before February 29, 2000.

        12.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 12.1, all obligations of the parties hereunder will terminate without liability of any party to the other party (except for any liability of any party then in breach); provided, that the expense allocation provisions contained in Section 13.2 will survive termination and remain in full force and effect thereafter.

Section 13. Miscellaneous.

        13.1 Press Releases and Announcements. No party will issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior approval of the other party; provided, that the Purchaser may make any public disclosure it believes in good faith is required by Law or by the rules and regulations of any stock exchange on which the securities of such party are listed.

        13.2 Expenses: Transfer Taxes. Each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. The parties will each be responsible for the payment of 50% of all sales, use, transfer, documentary or stamp taxes and recording and filing fees applicable to the assignment of the Pioneer Company Shares to the Purchaser or to any other transaction contemplated by this Agreement or any of the Ancillary Agreements.

        13.3 Remedies. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under any Law. Any such party will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

        13.4 Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Sellers and the Purchaser. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of such parties.

        13.5 Successors and Assigns. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement or any Ancillary Agreement without the written consent of the other party hereto; provided, that the Purchaser may without the written consent of Pioneer or the Sellers assign its rights under this Agreement or any of the Ancillary Agreements to one or more Affiliates of the Purchaser or to any Person acquiring all or substantially all of the stock or assets of Pioneer from the Purchaser. No assignment by the Purchaser pursuant to the proviso of the preceding sentence will release the Purchaser of any of its obligations under this Agreement or any Ancillary Agreement or waive or release any right or remedy the Sellers may have against the Purchaser hereunder or thereunder. All covenants and agreements contained in this Agreement or in any Ancillary Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

        13.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

        13.7 Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

        13.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        13.9 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Purchaser and the Seller at the addresses indicated below:

           If to the Purchaser:           American National Financial, Inc.
                                          17911 Von Karman Avenue, Suite 300
                                          Irvine, California  92614
                                          Fax no. 949/622-4104
                                          Attn:     Michael C. Lowther
                                                    Chief Executive Officer

           With a copy (which
           will not constitute
           notice) to:                    Stradling Yocca Carlson & Rauth
                                          660 Newport Center Drive
                                          Newport Beach, California  92660
                                          Fax no. 949/725-4100
                                          Attn:     C. Craig Carlson, Esq.

           If to the Sellers:             Vincent L. Prandi
                                          Daniel A. Ferrara
                                          2171 Jericho Turnpike
                                          Commack, New York  11725
                                          Fax no. 516/462-9616

           With a copy (which
           will not constitute
           notice) to:                    John E. Fasciana, Esq.
                                          Fasciana and Associates, P.C.
                                          358 Fifth Avenue
                                          New York, New York  10001
                                          Fax No:  (212) 922-9606

or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

        13.10 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any

Person other than the Sellers and the Purchaser and their respective successors and permitted assigns.

        13.11 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

        13.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including" without limitations and is intended by the parties to be by way of example rather than limitation.

        13.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        13.14 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF CALIFORNIA.



                           [signature page to follow]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first written above.

                                       AMERICAN NATIONAL FINANCIAL, INC.

                                       ------------------------------------
                                       By: Michael C. Lowther
                                       Its: Chief Executive Officer

                                       VINCENT L. PRANDI

                                       ------------------------------------

                                       DANIEL A. FERRARA

                                       ------------------------------------